H The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Overview The S&P Economic Cycle Factor Rotator Index (the Index) is a rules - based index that seeks to rotate its exposure among one of four distinct strategies (each, a Sub - Index) based on the current U.S. business cycle indicated by the Chicago Fed National Activity Index ( CFNAI ). The CFNAI is a weighted average of 85 monthly indicators of national economic activity that provides a single, summary measure of a common factor in the se national economic data. Historical movements in the CFNAI have tended in the past to track periods of economic expansion and contraction, as well as periods of increasing and decreasing inflationary pressure. Each Sub - Index is a rules - based index that seeks to maintain a target volatility of 6% by dynamically allocating between the relevant U.S. excess return style index that it references (each, an Underlying Equity Index) and the S&P 5 - Year U.S . Treasury Note Futures Excess Return Index (the Underlying Treasury Index). Each Sub - Index deducts a notional borrowing cost based on a composite LIBOR rate . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): S&P Economic Cycle Factor Rotator Index ( SPECFR6P ) Participation Rate: 100% Pricing Date: March 26, 2020 Final Review Date: March 25, 2027 Maturity Date: March 31, 2027 Review Dates: Annually CUSIP: 48132KAL9 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132KAL9/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) th e C all Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, at maturity, you will rec eive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Participation Rate. If the notes have not been automatically called and the Final Value is equal to or less than the Initial Value, your payment at mat urity will be calculated as follows : $ 1,000 + ($1,000 î Index Return). In no event, however, will the payment at maturity be less than $900.00 per $1,000 principal amount note. If the notes have not been automatically called and the Final Value is less than the Initial Value, you will lose up to 10.00 % o f your principal amount at maturity. You are entitled to repayment of at least $900.00 per $1,000 principal amount note at maturity, subject to the credit risks of JP Mor gan Chase Financial LLC and JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . Investing in the notes linked the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the relevant product supplement and the underlying supplement and "Selected Risk Considerations" in the relevant pricing suppleme nt. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus suppl eme nt or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 7 yr Step - Up Auto Callable Partial Principal at Risk S&P Economic Cycle Factor Rotator Index Notes North America Structured Investments Terms supplement to the prospectus dated April 5, 2018, the prospectus supplement dated April 5, 2018, the product supplement no. 3 - I dated April 5, 2018 and the underlying supplement no. 2 - I dated April 5, 2018 Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 Dated March 2, 2020 Rule 424(b)(3) N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. * Reflects a call premium of 5.00% per annum. The call premium will be determined on the Pricing Date and will not be less than 5.00% per annum. ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Review Date Call Value* Call Premium* First At most 102.00% At least 5.00% Second At most 104.00% At least 10.00% Third At most 106.00% At least 15.00% Fourth At most 108.00% At least 20.00% Fifth At most 110.00% At least 25.00% Sixth At most 112.00% At least 30.00% Index Return at Review Date Total Return at First Review Date* Total Return at Third Review Date* Total Return at Sixth Review Date* Total Return at Maturity if not Automatically Called 50.00% 5.00% 15.00% 30.00% 50.00% 40.00% 5.00% 15.00% 30.00% 40.00% 30.00% 5.00% 15.00% 30.00% 30.00% 20.00% 5.00% 15.00% 30.00% 20.00% 10.00% 5.00% 15.00% N/A 10.00% 5.00% 5.00% N/A N/A 5.00% 1.00% N/A N/A N/A 1.00% 0.00% N/A N/A N/A 0.00% - 5.00% N/A N/A N/A - 5.00% - 10.00% N/A N/A N/A - 10.00% - 20.00% N/A N/A N/A - 10.00% - 30.00% N/A N/A N/A - 10.00% - 50.00 % N/A N/A N/A - 10.00% - 60.00% N/A N/A N/A - 10.00% - 80.00% N/A N/A N/A - 10.00% - 100.00% N/A N/A N/A - 10.00% Hypothetical Examples of Amounts Upon Automatic Call or at Maturity**

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Purchase Considerations • The notes offer repayment of at least 90.00% of principal at maturity, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. • The Index tracks the return of a notional dynamic portfolio consisting of (a) one of four Underlying Equity Indices as set fo rth below and (b) the Underlying Treasury Index, while seeking to maintain an annualized realized volatility approximately equal to 6.0%. • Each Underlying Equity Index seeks to provide exposure to the price change, less a notional financing cost deducted on a daily basis, of U.S. companies exhibiting one of the following sets of characteristics: momentum, value, high buybacks and free cash flows, or high dividends and low volatility. • The Underlying Treasury Index seeks to track the performance of a rolling position in the 5 - Year U.S. Treasury Note futures contract. • On a monthly basis, the Index selects one of the four Underlying Equity Indices based on the stage of the U.S. business cycle in ferred from the recent trend and average level of the Chicago Fed National Activity Index (“ CFNAI ”), which is a weighted average of 85 monthly indicators of national economic activity: * If the CFNAI suggests the economy is currently moving from recovery to contraction, the Index waits one month to confirm the signal before rebalancing from Value into High Div Low Vol. There is no assurance that the Index methodology used to identify the current phase of the business cycle will be effective. • Momentum : The S&P Momentum United States LargeMidCap (USD) Excess Return Index is designed to measure the performance of U.S. large - and mid - capitalization companies with relatively higher recent performance compared to the S&P United States LargeMidCap Index . • Value: The S&P 500 ® Pure Value Excess Return Index is designed to measure the performance of stocks in the S&P 500 ® Index that exhibit relatively strong value characteristics (by reference to (1) book value to price ratio, (2) earnings to pr ice ratio and (3) sales to price ratio) and relatively weak growth characteristics (by reference to EPS growth, sales per share growth and price momentum ). • Buyback : The S&P 500 ® Buyback FCF Excess Return Index is designed to measure the performance of 30 companies (excluding JPMorgan Chase & Co., Visa and their past or present affiliated companies) with relatively higher rates of buying back their own stock, relatively higher levels of trading activity in their stock, and relatively higher free cash flow yield s, as compared to the S&P 500 ® Index. • High Div Low Vol : The S&P 500 ® Low Volatility High Dividend Excess Return Index is designed to measure the performance of the 50 least - volatile among the 75 highest dividend - yielding companies in the S&P 500 ® Index, subject to sector and individual constituent concentration limits. Although the S&P 500 ® Low Volatility High Dividend Excess Return Index measures the performance of high dividend - yielding companies, the S&P 500 ® Low Volatility High Dividend Excess Return Index will not include any dividends paid on the securities that make up the S&P 500 ® Low Volatility High Dividend Excess Return Index. Selected Risks • The notes may not pay more than 90.00% of the principal amount at maturity. • The Underlying Equity Indices will include the deduction of a notional financing cost calculated based on the relevant LIBOR rate s. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. • The Call Value for each Review Date is greater than the Initial Value and increases progressively over the term of the notes. • If the notes are automatically called, the appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • The automatic call may force a potential early exit. • No interest payments, dividend payments or voting rights. • Our affiliate, J.P. Morgan Securities LLC (“ JPMS ”), worked with S&P Dow Jones Indices LLC in developing the guidelines and policies governing the composition and calculation of the Index. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index and may be included in three Underlying Equity Indices . • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Equity Indices and the Underlying Treasury Index (the “Underlying Indices”) and the CFNAI . • The Index may not approximate its target volatility of 6.0%. • The Index may be significantly uninvested . • The Index may be more heavily influenced by the performance of the relevant Underlying Equity Index than the performance of the Underlying Treasury Index in general over time. • A significant portion of the Index’s exposure may be allocated to the Underlying Treasury Index. • Changes in the value of the relevant Underlying Indices may offset each other or may become correlated in decline. • The investment strategy used to construct the Index involves daily adjustments to its notional exposure to the Underlying Indices . • There is no assurance that the strategies employed by the Underlying Equity Indices will be successful. • The Underlying Equity Indices are subject to concentration risk. • The Underlying Treasury Index is subject to significant risks associated with futures contracts. • Uncertainty about the future of LIBOR may affect LIBOR rates. • The Index and some of the Underlying Equity Indices have limited operating histories and may perform in unanticipated ways. • The Underlying Treasury Index is an “excess return” index and not a “total return” index because it does not reflect interest tha t c ould be earned on funds notionally committed to the trading of futures contracts. • Negative roll returns associated with futures contracts may adversely affect the performance of the Underlying Treasury Index. Suspension or disruptions of market trading in futures contracts may adversely affect the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated valu e of the notes for a limited time period. • Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calcul ati on agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activitie s o f J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes dec line. • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supp lem ent and “Selected Risk Considerations” in the preliminary pricing supplement for additional information. Disclaimer Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplem ent , such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the mat ter s addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing account in g, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 7 yr Step - Up Auto Callable Partial Principal at Risk S&P Economic Cycle Factor Rotator Index Notes